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     This Agreement (the "Agreement") is entered into as of this 23rd day of
March, 1998, by and between Blessings Corporation, a Delaware corporation (the "Company") and John W. McMackin (the "Key Executive").

                               W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company (the "Board"), in recognition of the valued contributions of John W. McMackin as Chairman of the Board of Directors of Blessings Corporation, and in this connection the Board recognizes that the possibility of a sale of the company or a merger exists; and

     WHEREAS, the Board has determined that a severance agreement is appropriate for John W. McMackin given his valued direction and efforts to the Company.

     NOW, THEREFORE, in order to fulfill the above purposes, the Company agrees as follows:

                                    ARTICLE ONE
                                    DEFINITIONS

     As used in this Agreement, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

     1.1  COMPANY:  Blessings Corporation.

     1.2  BOARD:  The Board of Directors of Blessings Corporation.

     1.3 KEY EXECUTIVE: John W. McMackin, the Chairman of the Board of Directors of Blessings Corporation.

     1.4 COMPENSATION: The amount the Key Executive is entitled to receive as base compensation as Chairman of the Board and Chairman of the Executive Committee, plus the

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annual bonus plus the restricted stock grant as a non-employee director, but shall not refer to any other direct or indirect compensation received by the Key Executive, including, without limitation, any awards of stock options, long-term incentive payouts or benefits.

     1.5 CHANGE IN CONTROL: A "Change in Control" shall be deemed to occur if, within two (2) years from the date hereof:

          (a) The Company's shareholders approve of a sale, a merger or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company; or

          (b) There is a change of fifty percent (50%) or more in the composition of the members of the Board in any twelve (12) consecutive months.

     1.6 PAYMENT BENEFITS: The benefits payable in accordance with Article Three of this Agreement.


                                     ARTICLE TWO
                                        TERM

     2.1 TERM OF AGREEMENT: This Agreement shall commence on March 1, 1998, and shall continue in effect through March 1, 1999, when it shall terminate.

                                    ARTICLE THREE
                                   PAYMENT BENEFITS

     3.1 RIGHT TO PAYMENT BENEFITS: The Key Executive shall be entitled to receive from the Company Payment Benefits in the amount provided in Section
3.2 if (a) this Agreement has not previously expired under the provisions contained in Section 2 above and (b) a Change in Control has occurred; except that, notwithstanding the foregoing provisions, no Payment Benefits

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under this Agreement will be payable should the Key Executive's death occur before a Change in Control has occurred.

     3.2  AMOUNT OF PAYMENT BENEFITS:

          (a) If there is a Change in Control within the term of this Agreement, then the Key Executive shall be entitled to payment under this Agreement and any other agreement, arrangement, plan or entitlement with the Company or any of its subsidiaries, of an amount no greater than two and ninety-nine one-hundredths (2.99) times the aggregate of (i) his annual salary as Chairman of the Board and as Chairman of the Executive Committee, plus (ii) his annual bonus prorated to the portion of the year completed prior to the next annual meeting, plus (iii) his annual restricted stock grant; provided that the Key Executive shall not be entitled to receive more than the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) gross from the Company under this Agreement. Any payments made under this paragraph shall be subject to the limitation set forth in paragraph 3.3 below and shall be payable in a lump sum within thirty (30) days after the date on which a Change in Control occurs.

          (b) The Key Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Key Executive in any subsequent employment.

     3.3 LIMITATION ON PAYMENT BENEFITS: As it is the intention of the parties that the Company's payments under this Agreement and all other agreements, arrangements, plans and entitlements to or for the benefit of the Key Executive shall not constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code, in no event shall the present

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value of all contract benefits in Section 3.2(a), or otherwise, exceed two and ninety-nine one-hundredths (2.99) times the Key Executive's compensation. The compensation and the present value of the benefits shall be determined in accordance with Section 280G of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The Key Executive shall be afforded the discretion to waive or reduce any benefit to which he is entitled to ensure that the computation of benefits paid in the aggregate does not constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code.

     3.4 DETERMINATION OF MAXIMUM PAYMENTS: All determinations required to be made under Sections 3.2 and 3.3 of this Agreement, including whether payments would be excess "parachute payments" and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that serves as the Company's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Key Executive within fifteen (15) business days after the Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Key Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

                                     ARTICLE FOUR
                              SUCCESSORS TO CORPORATION

     This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business and/or assets of

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the Company in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. The Company shall require any successor by merger or otherwise to expressly and unconditionally assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place

                                     ARTICLE FIVE
                                    MISCELLANEOUS

     5.1 AMENDMENT: Any alteration to this Agreement shall be a signed written instrument signed by both parties to this Agreement.

     5.2 INDEMNIFICATION: If the Key Executive is required to institute a legal action to enforce this Agreement, or is required to defend in any legal action, the validity or enforceability of any right or benefit provided by this Agreement and the Key Executive is the prevailing party in any such legal action, the Company will pay reasonable legal fees and expenses incurred by the Key Executive.

     5.3 VALIDITY AND SEVERABILITY: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     5.4 GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the Commonwealth of Virginia.

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                                             BLESSINGS CORPORATION



                                             By:
                                                 -----------------------------




                                             KEY EXECUTIVE


                                             ---------------------------------
                                             John W. McMackin


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